Exhibit 23.2




            Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Foamex International Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-74264, 33-94154, and 333-90020) on Form S-8 of Foamex International Inc. of our report dated April 29, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of January 2, 2005, and the effectiveness of internal control over financial reporting as of January 2, 2005, which report appears in the January 2, 2005 annual report on Form 10-K/A of Foamex International Inc.



/s/ KPMG LLP


Philadelphia, Pennsylvania
April 29, 2005